UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 16, 2005

IXYS Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-26124	77-0140882
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3540 Bassett Street, Santa Clara, California		95054
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	408-982-0700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On June 10, 2005, IXYS Semiconductor GmbH, a German subsidiary of IXYS Corporation ("IXYS"), borrowed Euro 10,000,000 from IKB Deutsche Industriebank for a term of 15 years.

The interest rate on the loan is determined by adding the then effective Eurobor rate and a margin. The margin can range from 70 basis points to 125 basis points, depending on the calculation of a ratio of indebtedness to cash flow for the German subsidiary. During the first five years of the loan, if the Eurobor rate exceeds 3.75%, the interest rate may not exceed 4.1%, and, if the Eurobar rate falls below 2%, the interest rate may not be lower than 3%. Thereafter, the interest rate is recomputed annually. The initial interest rate is 2.863%, which is the sum of a Eurobor rate of 2.113% and a margin of 75 basis points.

Each fiscal quarter during the first five years of the loan, a principal payment of Euro 167,000 is required. Thereafter, the amount of the payment will be recomputed.

Financial covenants for a ratio of indebtedness to cash flow and a ratio of equity to total assets for the German subsidiary must be satisfied for the loan to remain in good standing. The loan may be prepaid in whole or in part at any time without penalty. The loan is collateralized by a security interest in the facility owned by IXYS in Lampertheim, Germany.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 of this Form 8-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IXYS Corporation

June 16, 2005	By:	Uzi Sasson

Name: Uzi Sasson
Title: Vice President of Finance